UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Wednesday, October 16, 2013

The 2013 Annual Meeting of Stockholders, or Annual Meeting, of Casella Waste Systems, Inc., a Delaware corporation, will be held on Wednesday, October 16, 2013 at 10:00 a.m., Eastern time, at the Killington Grand Hotel, located at 228 East Mountain Road, Killington, Vermont 05751, to consider and act on the following matters:

1.	To elect three Class I directors nominated by our Board of Directors, each to serve for a three-year term expiring at the 2016 Annual Meeting of Stockholders;

2.	To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To ratify the appointment of McGladrey LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending April 30, 2014;

4.	To act on a stockholder proposal to declassify our Board of Directors and provide for the annual election of directors; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Stockholders of record of our Class A common stock and our Class B common stock at the close of business on August 22, 2013, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, please vote in one of the following ways:

•

Vote over the Internet, by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST and following the instructions for Internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling 1-800-652-VOTE (8683) and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the Internet or by telephone, please do not mail your proxy card.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage all stockholders to attend the Annual Meeting in person. You may obtain directions to the Annual Meeting by contacting our Investor Relations Department at 1-802-775-0325. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By order of the Board of Directors,

August 23, 2013 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

PROXY STATEMENT

i

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

PROXY STATEMENT

for the

2013 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, October 16, 2013

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors, or Board, for use at the 2013 Annual Meeting of Stockholders, or Annual Meeting, to be held on Wednesday, October 16, 2013 at 10:00 a.m., Eastern time, at the Killington Grand Hotel, located at 228 East Mountain Road, Killington, Vermont 05751, and at any postponement or adjournment thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted (a) “FOR” the election of all of the director nominees, (b) “FOR” the approval of the compensation of our named executive officers, (c) “FOR” the ratification of the appointment of our independent auditors and (d) “AGAINST” the stockholder proposal to declassify our Board.

The Notice of the 2013 Annual Meeting of Stockholders, this proxy statement, the accompanying proxy card and our Annual Report to Stockholders for the fiscal year ended April 30, 2013, or 2013 Annual Report, are being mailed to stockholders on or about August 28, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

For Annual Meeting to be Held on Wednesday, October 16, 2013

The proxy materials, which include our proxy statement for the Annual Meeting, a proxy card and our 2013 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, are available for viewing, printing and downloading at www.casella.com/2013AnnualMeeting.

A copy of our proxy materials will be furnished without charge to any stockholder upon oral or written request to Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, Vermont 05701, Telephone: 1-802-775-0325.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended April 30, 2013 are also available on the Securities and Exchange Commission’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting, to be held at the Killington Grand Hotel, located at 228 East Mountain Road, Killington, Vermont 05751, on Wednesday, October 16, 2013 at 10:00 a.m., Eastern time. As a stockholder of record of Casella Waste Systems, Inc., you are invited to attend the Annual Meeting and you are entitled and requested to vote on the proposals described in this proxy statement.

Q. What is included in the proxy materials?	A.	The proxy materials include our proxy statement for the Annual Meeting, a proxy card and our 2013 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended April 30, 2013.

Q. Who can vote at the Annual Meeting?	A.

Our Board fixed August 22, 2013 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had              shares of Class A common stock outstanding (each of which entitles its holder to one vote per share) and 988,200 shares of Class B common stock outstanding (each of which entitles its holder to 10 votes per share). Unless indicated otherwise, in this proxy statement, we refer to our Class A common stock and our Class B common stock together as our common stock. Holders of our common stock do not have cumulative voting rights.

Q. How do I vote?	A.	If your shares are registered directly in your name, you may vote:

(1)

Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern time, on October 15, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)	By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on October 15, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)

By Mail: If you received your proxy materials by mail, complete and sign your proxy card and mail it to Computershare Trust Company, N.A. in the postage prepaid envelope we provided. Computershare Trust Company, N.A. must receive the proxy card by October 15, 2013, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, the persons named as proxies will follow our Board’s recommendations and vote your shares:

•	“FOR” the election of all three director nominees;

•	“FOR” the approval of the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of McGladrey LLP as our independent auditors for the fiscal year ending April 30, 2014, which we refer to as fiscal 2014;

•	“AGAINST” the stockholder proposal to declassify our Board and provide for the annual election of directors; and

•	On any other matters properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.

(4)	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)	In Person at the Annual Meeting: Contact your bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern time, on October 15, 2013.

(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Computershare by October 15, 2013, will be counted.

(3)	Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.

If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers or other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-discretionary matter.

The election of directors (Proposal 1), the advisory “say-on-pay” vote (Proposal 2) and the stockholder proposal to declassify our Board (Proposal 4) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 3) is a discretionary matter.

We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present to hold the Annual Meeting?	A.

The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Annual Meeting by the holders of our Class A common stock and our Class B common stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1, 2 and 4. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?	A.	Proposal 1—Election of Class I Directors

The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by banks, brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

•	vote FOR all nominees;

•	vote FOR one or more nominee(s) and WITHHOLD your vote from the other nominee(s); or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3—Ratification of Appointment of Independent Auditors

To approve Proposal 3, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder approval of our Audit Committee’s appointment of McGladrey LLP as our independent auditors for fiscal 2014 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee may reconsider its appointment of McGladrey LLP as our independent auditors for fiscal 2014.

Proposal 4—Stockholder Proposal to Declassify Our Board and Provide For the Annual Election of Directors

To approve Proposal 4, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is a non-discretionary matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 4. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4 will not be counted as votes FOR or AGAINST Proposal 4 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 4. If you vote to ABSTAIN on this Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 4. Voting to ABSTAIN will have no effect on the voting on Proposal 4.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Board values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when determining whether to seek to amend our certificate of incorporation and our by-laws to remove the requirement that our Board be classified.

Q. Are there other matters to be voted on at the Annual Meeting?	A.

We do not know of any matters that may come before the Annual Meeting other than the four proposals described above. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of our Annual Meeting.

Q. What are the costs of soliciting these proxies?	A.

We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We have also retained Georgeson, Inc. and MacKenzie Partners, Inc. to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of stock held in their names. For these services, we have paid a fee of $             , plus expenses. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

BOARD OF DIRECTORS

Information Regarding Directors and Director Nominees

Our certificate of incorporation and our by-laws provide for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our Board currently consists of nine directors. Class I consists of James F. Callahan, Jr., Douglas R. Casella and Michael K. Burke, each with a term ending in 2013. Class II consists of Gregory B. Peters, Joseph G. Doody and Emily Nagle Green, each with a term ending in 2014. Class III consists of John W. Casella, John F. Chapple III and James P. McManus, each with a term ending in 2015.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Upon the recommendation of the Nominations and Governance Committee, our Board nominated Messrs. Callahan, Douglas Casella and Burke for re-election at the Annual Meeting as Class I directors, each to serve until 2016 or until his successor is elected and qualified.

Director Qualifications

The following table and biographical descriptions provide information as of July 31, 2013 relating to each director and director nominee, including his or her age and period of service as a director of our company; his or her committee memberships; his or her business experience during the past five years, including directorships at other public companies; his or her community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of Casella Waste Systems, Inc.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I Director Nominees to be elected at the Annual Meeting (term expiring in 2016)

James F. Callahan, Jr. Audit Committee (Chair) Nominations and Governance Committee	69	Mr. Callahan has served as a member of our Board since March 2003. Mr. Callahan served as an audit and business advisory partner of Arthur Andersen LLP, an independent public accounting firm, from 1975 to March 2000. Mr. Callahan has been retired since March 2000. Mr. Callahan has served as a member of various community service-related boards and currently serves on the Board of Trustees of the Massachusetts Department of Developmental Services’ Hogan Regional Center and is Trustee Emeritus of Bates College. Mr. Callahan holds a B.A. from Bates College and an M.B.A. from the Rutgers University School of Management. We believe Mr. Callahan is qualified to serve on our Board due to his 25 years of experience at Arthur Andersen, the depth and breadth of his financial reporting expertise and his experience with complex financial matters.

Douglas R. Casella	57	Mr. Casella has served as Vice Chairman of our Board since 1993. Mr. Casella founded Casella Waste Management, Inc., a wholly owned subsidiary of ours, in 1975 and has served as its President since then. Since 1989, Mr. Casella has served as President of Casella Construction, Inc., a company owned by Mr. Casella and John W. Casella, which specializes in general

		contracting, soil excavation and heavy equipment work and which performs landfill-construction services for us. Mr. Casella is the brother of John W. Casella. We believe Mr. Casella is qualified to serve on our Board due to his extensive experience with operational and asset management matters in the waste management industry.

Michael K. Burke Audit Committee	55	Mr. Burke has served as a member of our Board since February 2008. Since January 2012, Mr. Burke has served as Senior Vice President and Chief Financial Officer of Landauer, Inc., a publicly traded global provider of devices, consumable medical products and technical/analytical services. Prior to Landauer, Mr. Burke served as Senior Vice President and Chief Financial Officer of Albany International Corp., a publicly-traded global advanced textiles and materials processing company, from July 2009 to September 2010. Mr. Burke served as the Executive Vice President and Chief Financial Officer of Intermagnetics General Corporation, a publicly traded medical device company, from December 2001 until its sale to Royal Philips Electronics in November 2006. Before joining Intermagnetics, Mr. Burke served as Executive Vice President and Chief Financial Officer of HbT, Inc., a manufacturer of hydrogen generators and processors. Prior to joining HbT in May 2000, Mr. Burke served as a Managing Director within the U.S. Investment Banking Department of CIBC Oppenheimer Corp. Mr. Burke holds a B.A. in Economics from Lake Forest College and a Graduate Certificate in Mergers and Acquisitions from The Wharton School. We believe Mr. Burke is qualified to serve on our Board due to his leadership and financial experience, particularly as a chief financial officer of publicly-traded companies, and broad functional skill set.

Class II Directors (terms expiring in 2014)

Joseph G. Doody Compensation Committee	60	Mr. Doody has served as a member of our Board since 2004. Mr. Doody has served as President, North American Commercial of Staples, Inc., an office products company, since 1998. From 1974 to 1998, Mr. Doody held several managerial positions with the Eastman Kodak Company, an imaging technology company, including General Manager and Vice President, North America, Office Imaging. Mr. Doody has served on the Board of Directors of Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions, since October 2010. Mr. Doody holds a B.S. in Economics from State University of New York at Brockport and an M.B.A. from the University of Rochester. We believe Mr. Doody is qualified to serve on our Board due to his significant leadership experience and experience managing a large operating division of a multinational company.

Emily Nagle Green Compensation Committee	55	Ms. Nagle Green has served as a member of our Board since July 2012. Since January 2012, Ms. Nagle Green has served as President and Chief Executive Officer of Smart Lunches, Inc., an online delivery service providing fresh meals to children.

		From November 2005 to June 2011, Ms. Nagle Green served as Chief Executive Officer and a member of the Board of Directors of Yankee Group, a technology research firm, and from June 2011 to January 2012, Ms. Nagle Green served as Chairman of the Board of Directors of Yankee Group. Prior to joining Yankee Group, Ms. Nagle Green served as President and Chief Executive Officer of Cambridge Energy Research, an energy research and consulting firm, from 2003 to 2004. From 1995 to 2003, Ms. Nagle Green served in several leadership positions with Forrester Research, a provider of information technology and consulting services. Ms. Nagle Green holds a B.S.LL. from Georgetown University and an M.S. in Engineering and Computer Graphics from the University of Pennsylvania. We believe Ms. Nagle Green is qualified to serve on our Board due to her substantial executive senior management experience as well as over 25 years of experience in identifying and leveraging technology trends.

Gregory B. Peters Lead Director Audit Committee Nominations and Governance Committee (Chair) Compensation Committee Stock Plan Subcommittee	67	Mr. Peters has served as a member of our Board since 1993. Mr. Peters has served as managing general partner of Lake Champlain Capital Management, LLC, a venture capital firm, since April 2001. From April 1988 to March 2001, Mr. Peters served as managing general partner of Vermont Venture Capital Partners, L.P., a venture capital company. Mr. Peters also previously served as general partner of North Atlantic Capital Partners, L.P., a venture capital company. Mr. Peters holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. We believe Mr. Peters is qualified to serve on our Board due to his significant experience as a professional investor and extensive experience in areas of corporate governance.

Class III Directors (terms expiring in 2015)

John W. Casella Chairman	62	Mr. Casella has served as Chairman of our Board since July 2001 and as our Chief Executive Officer since 1993. Mr. Casella served as our President from 1993 to July 2001 and as Chairman of our Board from 1993 to December 1999. In addition, Mr. Casella has served as Chairman of the Board of Directors of Casella Waste Management, Inc., our wholly owned subsidiary, since 1977. Mr. Casella is also an executive officer and director of Casella Construction, Inc., a company owned by Mr. Casella and Douglas R. Casella. Mr. Casella has been a member of numerous industry-related state and local boards and commissions including the Board of Directors of the Associated Industries of Vermont, The Association of Vermont Recyclers, the Vermont State Chamber of Commerce and the Rutland Industrial Development Corporation. Mr. Casella has also served on various state task forces, serving in an advisory capacity to the Governors of Vermont, New Hampshire and New York on solid waste issues. Mr. Casella holds an A.S. in Business Management from Bryant & Stratton University and a B.S. in Business Education from Castleton

		State College. Mr. Casella is the brother of Douglas R. Casella, a member of our Board. We believe Mr. Casella is qualified to serve on our Board due to his insight and expertise in the waste management industry, coupled with his extensive business and leadership experience.

John F. Chapple III Compensation Committee	72	Mr. Chapple has served as a member of our Board since 1994. Mr. Chapple served as President and owner of Catamount Waste Services, Inc., a central Vermont hauling and landfill operation, which we purchased in May 1994, from August 1989 to July 1994. Mr. Chapple has been retired since 1995. We believe Mr. Chapple is qualified to serve on our Board due to his substantial industry expertise, extensive landfill operating knowledge, leadership experience and long tenure on our Board.

James P. McManus Compensation Committee (Chair) Stock Plan Subcommittee	50	Mr. McManus has served as a member of our Board since August 2005. Since July 2007, Mr. McManus has served as President and Chief Executive Officer of The Hinckley Company, a yacht manufacturer. From 2003 through June 2007, Mr. McManus served as President and Chief Executive Officer of Zoots Corporation, an operator of dry cleaning stores. From 1994 until 2003 Mr. McManus held several management positions with Aramark Corporation, a food services and facility management company, including as President of its Business Services Group. Mr. McManus holds a B.A. from Yale University and an M.B.A. from Harvard Business School. We believe Mr. McManus is qualified to serve on our Board due to his extensive experience as a senior executive and director of publicly-traded and private corporations.

See “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Voting Stock” for additional information concerning members of our Board, including those who are nominees for election as directors.

The holders of Class A common stock, voting separately as a class, are entitled to elect one director, who is referred to as the Class A Director. Mr. Peters, a Class II director who serves as our Lead Director and is a member of the Compensation Committee, Audit Committee, Nominations and Governance Committee and Stock Plan Subcommittee, serves as the Class A Director.

The employment agreement by and between us and Mr. John Casella provides that Mr. Casella shall be elected as a member of our Board. We have agreed to use our best efforts to ensure that Mr. Casella is elected as a director.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance policies and practices that we have adopted.

We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees, corporate governance guidelines and charters for the Audit Committee, Compensation Committee and Nominations and Governance Committee. Complete copies of our code of business conduct and business ethics, corporate governance guidelines and committee charters, which are described below, are available on the Investor Relations section of our website, www.casella.com. Alternatively, you can request a copy of any of these documents by writing to Casella Waste Systems, Inc., Attn: Corporate Secretary, 25 Greens Hill Lane, Rutland, Vermont 05701.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Casella Waste Systems, Inc. and its stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide, among other matters, that:

•	our Board’s principal responsibility is to oversee the management of Casella Waste Systems, Inc.;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board adopted stock ownership guidelines that require each non-employee director to attain a share ownership level of our Class A common stock equal to four times the annual cash fees paid to non-employee directors for service on our Board, which does not include fees paid to non-employee directors based on meeting attendance or service as a committee chair or Lead Director. Each non-employee director is required to attain such ownership levels by the third annual meeting of stockholders following the first annual meeting of stockholders at which such non-employee director is elected to our Board.

Board Determination of Independence

Under the applicable rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board determined that none of Ms. Nagle Green or Messrs. Burke, Callahan, Chapple, Doody, McManus and Peters has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Director Nominations Process

The Nominations and Governance Committee acts under a written charter that we have posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The process followed by the Nominations and Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominations and Governance Committee and our Board.

Criteria and Diversity

Although our Board does not have a formal diversity policy, in considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominations and Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The Nominations and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of Casella Waste Systems, Inc. and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominations and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Nominations and Governance Committee, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701. The Nominations and Governance Committee has no obligation to consider individuals recommended by stockholders for nomination by the Committee as potential director candidates. However, assuming that appropriate biographical and background material has been provided on a timely basis, we expect that individuals recommended by stockholders would be so considered and evaluated by the Nominations and Governance Committee by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominations and Governance Committee or our Board, by following the procedures set forth under “Stockholder Proposals for the 2014 Annual Meeting of Stockholders.” If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting of stockholders. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met 12 times during the fiscal year ended April 30, 2013, which we refer to as fiscal 2013, either in person or by teleconference. During fiscal 2013, each director attended at least 75% of the meetings of our Board and at least 75% of the meetings of the committees of our Board on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We encourage, but have no policy with respect to, attendance of directors at the annual meeting of stockholders. Messrs. Callahan, John Casella, Douglas Casella and Peters attended the 2012 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. John Casella serves as Chairman of our Board and Chief Executive Officer. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy and is the appropriate leadership structure for us at this time. Additionally, our Board believes this leadership structure is particularly appropriate for our company given Mr. Casella’s long history with our company and his extensive knowledge of and experience with our business and industry. As our founder and our Chief Executive Officer since 1993, Mr. John Casella has been an integral part of the leadership of our Board, and his strategic vision has helped to guide our growth and performance.

In 2003, our Board established the position of Lead Director. Mr. Peters was elected Lead Director by the independent members of our Board in 2003 and he has served in that role ever since. The responsibilities of the Lead Director are included in our Corporate Governance Guidelines, which are posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The Lead Director chairs meetings of our independent directors, meets with any director who is not adequately performing his or her duties as a member of our Board or any committee and facilitates communications between the Chairman of our Board and other directors. The Lead Director also works with the Chairman of our Board in preparing agendas for each meeting of our Board and consults with the Chairman of our Board on matters relating to corporate governance and board performance.

Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight in the Board process.

Board Committees

Our Board has established three standing committees—Audit, Compensation and Nominations and Governance—each of which operates under a charter that was approved by our Board. In addition, the Compensation Committee designated two of its members to serve on the Stock Plan Subcommittee.

Our Board determined that all of the members of each of its three committees are independent as defined under the rules of NASDAQ, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our non-employee directors serve on the committees of our Board as follows:

	Audit Committee	Compensation Committee	Nominations and Governance Committee

Michael K. Burke

James F. Callahan

John F. Chapple III

Joseph G. Doody

James P. McManus

Emily Nagle Green

Gregory B. Peters**

**	Lead Independent Director
Chairperson
Member

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining and, if necessary, terminating an independent registered public accounting firm to serve as our independent auditors;

•	reviewing and discussing with management and our independent auditors our annual and quarterly financial statements and related disclosures and the internal controls over our financial reporting;

•	overseeing our compliance with legal and regulatory requirements;

•

taking appropriate actions, or recommending that our Board take appropriate action, to oversee the qualifications and independence of our independent auditors, including the consideration of independence when preapproving audit and non-audit services;

•	monitoring the performance of our internal audit function and our independent auditors, including conducting an annual evaluation of the performance of our auditors;

•	overseeing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 18 of this proxy statement.

The Audit Committee currently consists of Messrs. Callahan (Chair), Burke and Peters. Our Board determined that Mr. Callahan is an “Audit Committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during fiscal 2013. See “Report of the Audit Committee of the Board of Directors.”

Compensation Committee and Stock Plan Subcommittee

The Compensation Committee’s responsibilities include:

•	administering any bonus, incentive compensation and stock incentive plans;

•	reviewing and approving the salaries and certain other compensation and benefits of our executive officers;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 19 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 24 of this proxy statement.

The Stock Plan Subcommittee of the Compensation Committee grants restricted stock units and other awards under our stock incentive plans to executive officers.

The members of the Compensation Committee are Messrs. McManus (Chair), Doody, Chapple and Peters and Ms. Nagle Green. The members of the Stock Plan Subcommittee are Messrs. McManus and Peters. The Compensation Committee met seven times during fiscal 2013, either in person or by teleconference.

Nominations and Governance Committee

The Nominations and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board persons to be nominated for election as directors;

•	developing, reviewing and recommending to our Board applicable corporate governance guidelines; and

•	overseeing an annual evaluation of our Board.

The members of the Nominations and Governance Committee are Messrs. Peters (Chair) and Callahan. The Nominations and Governance met four times during fiscal 2013.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to Casella Waste Systems, Inc., including operational, financial, legal and regulatory, strategic and reputational risks. As part of its charter, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on Casella Waste Systems, Inc. and the steps we take to manage them. In addition, the Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning. The Nominations and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program and our compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our compensation program to consist of both fixed and variable components to motivate our executives to produce superior short- and long-term results that are in the best interests of Casella Waste Systems, Inc. and its stockholders in order to attain our ultimate objective of increasing stockholder value. We believe that any risks that may arise from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Casella Waste Systems, Inc.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation Committee. None of the members of the Compensation Committee is a current or former officer or employee of Casella Waste Systems, Inc.

Certain Relationships and Related Person Transactions

We have adopted a written policy and have established procedures regarding approval of transactions between us and any employee, officer, director and other related persons, including those required to be reported under Item 404 of Regulation S-K. The policy requires that all related person transactions are reviewed by the Audit Committee and approved by our Board.

With respect to bidding projects in excess of $500,000 in which a related person, including Casella Construction, Inc. is a bidder, the Audit Committee has established a specific procedure. This procedure requires us to solicit a minimum of three qualified bids. The bid package is required to be sufficiently detailed to allow for direct comparisons of costs between responsive bidders. Bids for work on which Casella Construction, Inc. or any other related person is bidding are required to be directed to a third party engineer for opening, compilation and tabulation. The bids are then evaluated by the project team based on price, performance references, qualifications, experience, alternate bid items, proposed schedule, subcontractors qualifications/references, technical compliance and other bid information that is in the best interest of the project. In the event that a construction contract is successfully bid by a related person, bids and recommendations are required to be submitted to our Chief Financial Officer and our President and Chief Operating Officer or our Chief Executive Officer for submission to the Audit Committee for review and to our Board for approval. With respect to sole source bids (i.e. those less than $500,000), the Audit Committee is required to be provided with documentation describing the reason for the work, a comparison of market or historical prices to the bid price, and senior management approval. Change orders relating to contracts with related parties are required to be forwarded to our Chief Financial Officer for submission to the Audit Committee for review and to our Board for approval before the change order is approved; provided that change orders to existing contracts with related parties may be approved by members of our management who are not affiliated with the related parties as long as the total value of such change orders does not exceed 10% of the value of the contract, up to a maximum of $500,000, and subject to ratification of the change order by our Board. Transactions not exceeding $75,000 individually or $300,000 in the aggregate in any fiscal year may, for administrative purposes, be approved by our President and Chief Operating Officer or our Chief Financial Officer, subject to ratification and approval by the Audit Committee and our Board of Directors.

With respect to related person transactions involving aggregate consideration in excess of $10.0 million or in excess of $2.0 million if such transaction is not approved by a majority of disinterested directors, we are required by the terms of our debt instruments to obtain an opinion as to the fairness of such transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Our related person transaction policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

We engage Casella Construction, Inc., a company owned by John W. Casella, our Chief Executive Officer and the Chairman of our Board, and Douglas R. Casella, the Vice Chairman of our Board, to provide construction services for us, including construction, closure and capping activities at our landfills. Total purchased services from Casella Construction, Inc. charged to operations or capitalized to landfills for fiscal 2013, the fiscal year ended April 30, 2012, which we refer to as fiscal 2012, and the fiscal year ended April 30, 2011, which we refer to as fiscal 2011, were $6,576,752, $2,611,607 and $6,067,652, respectively, of which $1,188,852, $44,506 and $209,245, respectively, were outstanding and included in either accounts payable or other current liabilities at April 30, 2013, 2012 and 2011. In addition, we have approved ongoing contracts with Casella Construction, Inc., which we expect will result in additional payments by us to Casella Construction, Inc.

We are also party to two real estate leases with Casella Associates, LLP, a Vermont limited liability company owned by Messrs. John Casella and Douglas Casella. These leases relate to our corporate headquarters in Rutland, Vermont and our Montpelier, Vermont facility, and they provided for aggregate monthly payments by us of $24,996 through April 30, 2013, subject to an annual escalation provision based on increases in the consumer price index. In fiscal 2013, aggregate monthly payments by us amounted to $26,970. These leases were renewed in April 2013 and provide for aggregate monthly payments by us of $27,375, subject to an annual escalation provision based on increases in the consumer price index, through their expiration in April 2018. Through April 30, 2013, we classified these leases as capital leases for financial reporting purposes, and, going forward, we will classify these leases as operating leases.

From 1977 to 1992, we operated an unlined landfill located in Whitehall, New York owned by Bola, Inc., a corporation owned by Messrs. John Casella and Douglas Casella, which operated as a single-purpose real estate holding company. We paid the cost of closing this landfill in 1992, and have agreed to pay all post-closure obligations. In fiscal 2013, 2012 and 2011, we paid an aggregate of $8,111, $7,871 and $7,986, respectively, pursuant to this arrangement. As of April 30, 2013, 2012 and 2011, we had accrued $100,282, $84,331 and $94,232, respectively, for costs related to those post-closure obligations.

We have entered into employment agreements with certain of our officers. See “Employment Agreements.” For his service as President of Casella Waste Management, Inc., our wholly-owned subsidiary, Mr. Douglas Casella was paid $116,415 during fiscal 2013.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to: Board of Directors, Attn: Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed our audited financial statements for fiscal 2013 and discussed these financial statements with our management and McGladrey LLP, our independent auditors.

The Audit Committee also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees), as modified or supplemented.

PCAOB AU Section 380 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent auditors also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee discussed with the independent auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2013.

Following the completion of the Audit Committee’s review of our fiscal 2013 financial statements and our internal accounting controls over financial reporting for fiscal 2013, the Audit Committee, with input from management, completed an evaluation of the performance of our independent auditors, McGladrey LLP. Based on the results of this evaluation, the Audit Committee determined that it was in the best interest of Casella Waste Systems, Inc. and its stockholders to appoint, and the Audit Committee then appointed, McGladrey LLP as our independent auditors for fiscal 2014.

By the Audit Committee of the Board of Directors of Casella Waste Systems, Inc.

James F. Callahan, Jr., Chair

Michael K. Burke

Gregory B. Peters

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy, objectives, programs and process, as well as the compensation paid to our named executive officers in fiscal 2013. For fiscal 2013, our named executive officers were:

•	John W. Casella, our Chief Executive Officer and Chairman of our Board;

•	Edwin D. Johnson, our President and Chief Operating Officer;

•	Edmond R. Coletta, our Senior Vice President and Chief Financial Officer;

•	David L. Schmitt, our Senior Vice President and General Counsel;

•	Christopher B. Heald, our Vice President of Finance and Chief Accounting Officer; and

•	Paul A. Larkin, our former President and Chief Operating Officer, who ceased serving as an executive officer and employee on November 30, 2012.

Roles of Our Compensation Committee and Compensation Committee Consultant

The Compensation Committee, including its Stock Plan Subcommittee, is responsible for overseeing our executive compensation program. In this capacity, the Compensation Committee designs, implements, reviews and approves annually all compensation for our named executive officers.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In fiscal 2013, Compensation Committee retained an independent compensation consultant, HRadvantage, to assist the Compensation Committee with its review of the executive compensation program. In addition, the Compensation Committee reviewed compensation market data provided by Towers Watson and Mercer LLC, independent compensation consultants. The Compensation Committee also considers compensation information from other sources, including publicly available compensation information from our industry and other industries and general economic trends in the areas in which our executive officers work and live. HRadvantage reports directly to the Compensation Committee and does not provide any other services to us. In fiscal 2013, HRadvantage did not attend any meetings of the Compensation Committee.

Objectives and Philosophy of Our Executive Compensation Program

The Compensation Committee, including its Stock Plan Subcommittee, seeks to achieve three broad objectives in connection with our executive compensation program. First, the Compensation Committee seeks to reward executives for the achievement of business objectives. Second, the executive compensation program is intended to provide executives with equity incentives so as to link a portion of the executive’s compensation with the future performance of our Class A common stock, thereby aligning the interests of our executives with those of our stockholders. Finally, the Compensation Committee structures its executive compensation program so as to enable us to attract and retain qualified and talented executives.

We have entered into employment agreements with certain of our executive officers. These employment agreements establish annual base salary and annual bonus amounts that the Compensation Committee may increase. In general, the Compensation Committee has tied potential bonus compensation to performance factors, including the executive officer’s efforts and contributions towards obtaining corporate objectives and our company’s performance.

In making compensation decisions, the Compensation Committee considers a number of factors, including the compensation packages paid by a peer group of publicly traded companies in the waste management industry selected by the Committee. This peer group, which is periodically reviewed and updated by the Compensation Committee after consultation with an independent compensation consultant (HRadvantage served in this capacity in fiscal 2013), consists of companies we believe are generally comparable to us. The companies included in our peer group for fiscal 2013 were Clean Harbors, Inc., Covanta Holding Corporation, Progressive Waste Solutions Ltd., Republic Services, Inc., Waste Connections, Inc., Waste Services, Inc. and WCA Waste Corporation. The Compensation Committee reviews this information in order to obtain a general understanding of current compensation practices in the industry but does not formally use that information to benchmark its executive compensation. The Compensation Committee also relies on various other factors, including existing compensation paid to executives, experience level of the individual, market factors, general economic conditions, corporate performance and cost of living in the areas where our executives live.

Say-on-Pay Feedback from Stockholders

At our 2012 Annual Meeting of Stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of over 90% of the total votes cast. Annually, the Compensation Committee intends to review the results of the advisory vote and will consider this feedback as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	stock performance awards; and

•	severance and change-of-control benefits.

We do not have any policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee determines what it believes to be the appropriate level and mix of the various compensation components based on its review of compensation of similarly situated executives in our peer group, the advice of its compensation consultant and our compensation philosophy described previously.

Base Salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. On an annual basis, our Compensation Committee reviews and evaluates for adjustment the base salaries of our executives based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. In making decisions regarding salary increases, we may also draw on the experiences of members of our Board with other companies and the peer group compensation data reviewed by the Compensation Committee. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers.

The following table sets forth the annual base salaries of our named executive officers for fiscal 2013 and fiscal 2012:

Name and Principal Position(s)	Fiscal 2013 Salary (1)	Fiscal 2012 Salary
John W. Casella	$366,785	$361,333
Chairman and Chief Executive Officer

Edwin D. Johnson	$350,000	$300,000
President and Chief Operating Officer

Edmond R. Coletta	$240,000	$180,000
Senior Vice President and Chief Financial Officer

David L. Schmitt	$242,800	$235,000
Senior Vice President and General Counsel

Christopher B. Heald	$157,800	$132,800
Vice President of Finance and Chief Accounting Officer

Paul A. Larkin	$280,000	$280,000
Former President and Chief Operating Officer

(1)	Our Compensation Committee approved increases in (a) Mr. Johnson’s annual base salary, effective December 6, 2012, in connection with his promotion to President and Chief Operating Officer; (b) Mr. Coletta’s annual base salary, effective December 6, 2012, in connection with his promotion to Senior Vice President and Chief Financial Officer; and (c) Mr. Heald’s annual base salary, effective January 24, 2013, in connection with his promotion to Vice President of Finance and Chief Accounting Officer.

Annual Incentive Bonus

The employment agreement of each of our named executive officers provides that such executive officer will be eligible to receive a bonus consisting of cash, a stock award or a combination thereof in an amount, if any, to be determined by the Compensation Committee after the conclusion of each fiscal year. The annual incentive bonuses for executive officers are intended to compensate for the achievement of company strategic, operational and financial goals. Amounts payable under the annual incentive bonus plan are calculated as a percentage, from zero to 150%, of a specified percentage of the applicable executive’s base salary.

Fiscal 2013 Cash Incentive Bonus Plan

In May 2012, the Compensation Committee approved a cash incentive bonus plan for fiscal 2013, pursuant to which our executive officers were eligible to receive a cash bonus upon our achievement in fiscal 2013 of specified targets with respect to the following corporate goals:

•	earnings before interest and tax, adjusted to exclude any accruals for incentive bonus and any one-time non-recurring gains or losses, or Pre-Bonus EBIT; and

•	achievement of positive pre-tax income, adjusted for one-time finance charges and gains and losses on asset disposal, or Pre-Tax Income.

The following table shows the 2013 target bonus amount as a percentage of annual base salary for which each of Messrs. Casella, Johnson, Coletta, Schmitt, Heald and Larkin was eligible.

Name and Principal Position(s)	Fiscal 2013 Target Bonus as a Percentage of Base Salary	Fiscal 2013 Target Bonus Amount
John W. Casella	100%	$366,785
Chairman and Chief Executive Officer

Edwin D. Johnson	85%	$297,500
President and Chief Operating Officer

Edmond R. Coletta	75%	$180,000
Senior Vice President and Chief Financial Officer

David L. Schmitt	60%	$145,680
Senior Vice President and General Counsel

Christopher B. Heald	50%	$78,900
Vice President of Finance and Chief Accounting Officer

Paul A. Larkin	85%	$238,000
Former President and Chief Operating Officer

Our Compensation Committee established the following performance targets under the fiscal 2013 cash incentive bonus plan: Pre-Bonus EBIT in the range of $39.6 million to $44.9 million; and achieving positive Pre-Tax Income. Based on our overall performance in fiscal 2013, our Compensation Committee did not award bonuses under the fiscal 2013 cash incentive bonus plan.

Fiscal 2014 Bonus Plan

In May 2013, the Compensation Committee approved a bonus plan for fiscal 2014, pursuant to which our management, including our named executive officers, are eligible to receive an annual bonus, payable in cash or equity, as determined by our Board, upon our achievement in fiscal 2014 of specified targets with respect to increased Economic Value Added, or EVA, compared to EVA in fiscal 2013. EVA is calculated as operating income less a cost of capital charge, with the cost of capital charge calculated as our weighted average cost of capital applied to the net assets of each operating unit. No bonus payout will be made to our named executive officers under the fiscal 2014 bonus plan if a specified threshold target for Consolidated EBITDA is not met. Consolidated EBITDA is defined in our Amended and Restated Senior Secured Credit Agreement, which was attached as Exhibit 10.1 to our Current Report on Form 8-K that we filed with the SEC on March 24, 2011.

The Compensation Committee worked with our Chief Executive Officer to develop an EVA target for fiscal 2014 that they believe can be reasonably achieved with hard work over the next fiscal year, taking into account the current economic environment.

Under the fiscal 2014 bonus plan, our named executive officers are eligible to receive bonuses as a percentage of their respective annual base salary as follows: Mr. Casella: 100%; Mr. Johnson: 85%; Mr. Coletta: 75%; Mr. Schmitt: 60% and Mr. Heald: 50%.

Stock Awards Granted in Fiscal 2013

Our executive officers are also eligible to receive stock awards under our stock incentive plans. Historically, the use of stock options had been a significant element of the compensation packages of our executive officers. The stock options we have granted to our executives vest in equal, annual installments over a three or four year period of the ten-year option term, beginning on the first anniversary of the date of grant. Exercise rights generally cease shortly after termination of employment except in the case of death or disability, although in certain circumstances the exercise period may be extended if the Compensation Committee believes the extension is in our best interests. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. It has been the policy of the Stock Plan Subcommittee to set the exercise price of the stock options at a price that is at least equal to the fair market value of a share of our Class A common stock as of the date of grant.

Beginning in 2009, we have issued restricted stock units instead of stock options as we believe that they generally serve as a more effective equity incentive program. These restricted stock units, each of which represents the right to receive a share of our Class A common stock, are subject to vesting. For fiscal 2013, restricted stock units were granted subject to vesting conditions based 50% on continued employment and 50% on achievement of target return on net assets. The 50% of restricted stock units, which vest based on continued employment, vest in three equal annual installments beginning on the first anniversary of the date of grant. The 50% of restricted stock units, which vest based on target return on net assets, will vest upon the achievement of a target return for the fiscal year ending April 30, 2015, which we refer to as fiscal 2015, and the executive may receive a lesser or greater amount, up to 200% of the original portion of the grant that is subject to vesting based on the target return, if such target is not met or is exceeded. The restricted stock units will vest in full upon a change of control of the company. The Compensation Committee worked with our Chief Executive Officer to develop the target return on net assets for fiscal 2015 that was believed to be attainable. In fiscal 2014, we granted restricted stock units subject only to continued employment, with such restricted stock units vesting in three equal annual installments beginning on the first anniversary of the date of grant.

We do not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. We typically make equity awards to our officers and employees when the person is first hired and thereafter once annually at a regularly scheduled Compensation Committee meeting at the commencement of the respective fiscal year.

Benefits and Other Compensation

We maintain broad based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Casella Waste Systems, Inc. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change of Control” below.

On November 30, 2012, Mr. Larkin ceased serving as an executive officer and employee of our company. In connection with this cessation of service, we and Mr. Larkin entered into a separation agreement consistent with the terms of his employment agreement, which is described in our Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders. In consideration for Mr. Larkin’s agreement to a general release and certain other standard terms and conditions, we agreed to provide Mr. Larkin with the following separation pay and benefits: (a) 12 months of annual base salary, to be paid over a period of 12 months following the date of Mr. Larkin’s separation, (b) a lump sum cash bonus payment equal to 85% of Mr. Larkin’s annual base salary, which was paid within 60 days of the date of his separation; (c) full and immediate vesting of all unvested restricted stock units with time based vesting held by Mr. Larkin; (d) title to Mr. Larkin’s company car, and (e) certain other benefits relating to continued health insurance benefits for a period of up to one year following the date of his separation. Further, under the separation agreement, Mr. Larkin agreed to certain restrictive covenants regarding non-competition and non-solicitation for the period of one year beginning on the date of separation.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to a company’s chief executive officer and its three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Certain compensation, including qualified performance based compensation, may be deducted if certain requirements are met. The Compensation Committee, including its Stock Plan Subcommittee, reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees. The potential compensation arising from the grant of performance based restricted stock units to executive officers in fiscal 2014 is subject to the limitations effected by Section 162(m).

Report of the Compensation Committee

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended April 30, 2013.

By the Compensation Committee of the Board of Directors of Casella Waste Systems, Inc.

James P. McManus, Chair
John F. Chapple III
Joseph G. Doody
Emily Nagle Green
Gregory B. Peters

Summary Compensation

The following table sets forth the total compensation earned by or paid to our named executive officers during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position(s) (1)	Fiscal Year	Salary ($) (2)	Bonus ($)	Option Awards ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
John W. Casella	2013	363,150	—	—	278,674	43,843	685,667
Chief Executive Officer	2012	361,333	25,293	—	278,669	37,201	702,496
	2011	361,333	270,667	—	308,472	28,905	969,377

Edwin D. Johnson	2013	320,833	—	517,050	267,232	11,673	1,116,788
President and Chief Operating Officer	2012	300,000	17,850	—	267,234	11,673	596,757
	2011	246,591	252,938	713,819	—	17,820	1,231,168

Edmond R. Coletta Senior Vice President and Chief Financial Officer	2013	205,000	—	265,911	114,365	7,000	592,276

David L. Schmitt	2013	241,825	—	—	114,365	1,000	357,190
Senior Vice President and General Counsel	2012	235,000	10,198	—	103,801	6,726	355,725

Christopher B. Heald Vice President of Finance and Chief Accounting Officer	2013	140,092	15,000	64,869	27,034	1,000	247,995

Paul A. Larkin	2013	162,273	—	—	—	813,808	976,081
Former President and Chief Operating Officer	2012	280,000	16,660	—	267,234	72,166	636,060
	2011	280,000	168,000	—	295,814	85,947	829,761

(1)	Neither Mr. Coletta nor Mr. Heald was a named executive officer in fiscal 2012 or fiscal 2011. Mr. Schmitt was not a named executive officer in fiscal 2011.

(2)	The salary amounts included in the summary compensation table differ from those in the annual base salary table on page 21 because salary increases were effected during the fiscal year on a non-retroactive basis.

(3)	Reflects the aggregate grant date fair value for an option award granted under our 2006 Stock Incentive Plan in accordance with the FASB ASC Topic 718. The assumptions used to calculate the value of this option award are set forth in the notes to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended April 30, 2013 and 2011.

(4)	Amounts shown in this column reflect the aggregate grant date fair value of the restricted stock units and performance stock units awarded in accordance with FASB ASC Topic 718 for stock awards granted under our 2006 Stock Incentive Plan. Stock award compensation is based upon the last reported sales price of our Class A common stock on the NASDAQ Stock Market on the grant date. Stock award compensation for performance based restricted stock units assumes 100% attainment of the underlying performance metrics. The grant date fair values of the fiscal 2013 awards, assuming that the highest attainment level underlying the performance metrics, or 200%, will be achieved are as follows: $418,010 for Mr. Casella, $400,851 for Mr. Johnson, $171,551 for Mr. Coletta, $171,551 for Mr. Schmitt and $40,553 for Mr. Heald.

(5)	The amounts reported in All Other Compensation reflect, for each named executive officer, the sum of (a) the dollar value of life and medical insurance premiums we paid, (b) the amount we contributed to the 401(k) plan and (c) the incremental cost to us of all perquisites and other personal benefits. The following table sets forth All Other Compensation paid to or accrued by our named executive officers in fiscal 2013, fiscal 2012 and fiscal 2011:

Name	Fiscal Year	Life Insurance Premiums ($)	Medical Insurance Premiums ($)	401(k) Plan Matching Contributions ($)	Car Allowance and Usage ($)	Housing and Relocation ($) (a)	Separation ($) (b)
John W. Casella	2013	8,367	28,485	—	6,991	—	—
	2012	8,423	17,296	—	11,482	—	—
	2011	7,069	10,260	—	11,576	—	—

Edwin D. Johnson	2013	897	—	1,000	9,776	—	—
	2012	897	—	1,000	9,776	—	—
	2011	—	—	1,500	6,905	9,415	—

Edmond R. Coletta	2013	—	—	1,000	6,000	—	—

David L. Schmitt	2013	—	—	1,000	—	—	—
	2012	—	—	1,000	5,726	—	—

Christopher B. Heald	2013	—	—	1,000	—	—	—

Paul A. Larkin	2013	—	—	—	11,384	35,000	767,424
	2012	—	—	—	12,166	60,000	—
	2011	—	—	—	10,947	75,000	—

(a)	The amounts shown in this column reflect relocation and housing expenses in connection with Mr. Johnson and Mr. Larkin’s move to the Rutland, Vermont area to join Casella Waste Systems, Inc.

(b)	Mr. Larkin ceased serving as an executive officer and employee on November 30, 2012. In connection therewith, we and Mr. Larkin entered into a separation agreement, pursuant to which he received certain separation pay and benefits, including: (i) $280,000, which is equal to one year’s annual base salary for Mr. Larkin, payable over 12 months; (ii) a lump sum cash payment of $238,000; (iii) transfer to Mr. Larkin of his company car valued at $22,940; and (iv) full and immediate vesting of all unvested equity held by Mr. Larkin at a value of $226,484.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity awards made to our named executive officers during fiscal 2013.

Fiscal 2013 Grants of Plan Based Awards

Name	Grant Date	Number of Securities Underlying Performance Stock Units (1)			All Other Stock Awards: Number Shares of Stock or Restricted Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Award ($/sh)	Grant Date Fair Value of Awards ($) (2)
		Threshold (#)	Target (#)	Maximum (#)
John W. Casella	5/30/2012	—	—	—	26,951	—	5.17	139,337
	5/30/2012	13,476	26,951	53,902	—	—	5.17	139,337

Edwin D. Johnson	5/30/2012	—	—	—	25,844	—	5.17	133,613
	5/30/2012	12,923	25,845	51,690	—	—	5.17	133,619
	12/5/2012	—	—	—	—	175,000	4.00	517,050

Edmond R. Coletta	5/30/2012	—	—	—	11,060	—	5.17	57,180
	5/30/2012	5,531	11,061	22,122	—	—	5.17	57,185
	12/5/2012	—	—	—	—	90,000	4.00	265,911

David L. Schmitt	5/30/2012	—	—	—	11,060	—	5.17	57,180
	5/30/2012	5,531	11,061	22,122	—	—	5.17	57,185

Christopher B. Heald	5/30/2012	—	—	—	2,614	—	5.17	13,514
	5/30/2012	1,308	2,615	5,230	—	—	5.17	13,520
	1/23/2013	—	—	—	—	20,000	4.38	64,869

Paul A. Larkin (3)	5/30/2012	—	—	—	25,845	—	5.17	133,619
	5/30/2012	12,923	25,845	51,690	—	—	5.17	133,619

(1)	The number of securities underlying performance based restricted stock units assumes 50%, 100% and 200% attainment of the underlying performance metrics for the threshold, target and maximum, respectively.

(2)	The value of a stock option award is based on the fair value as of the grant date of such award determined in accordance with FASB ASC Topic 718, and disregards estimates of forfeitures related to service based vesting conditions. The value of a restricted and performance based stock unit is based on the last reported sales price of our Class A common stock on the NASDAQ Stock Market on the grant date. The grant date fair value of performance based restricted stock units assumes 100% attainment of the underlying performance metrics.

(3)	Footnote 5(b) to the Summary Compensation Table sets forth the actual value of the May 30, 2013 grants to Mr. Larkin pursuant to his separation agreement.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding outstanding unexercised options and stock units that have not vested and related information for each of our named executive officers as of April 30, 2013.

Outstanding Equity Awards at April 30, 2013

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market Value of Unearned Shares or Stock Units that Have Not Vested ($)
John W. Casella	30,000	—	9.12	6/18/2013	—	—
	30,000	—	13.28	6/28/2014	—	—
	30,000	—	12.00	6/30/2015	—	—
	30,000	—	13.00	7/6/2016	—	—
	14,000	—	11.01	7/23/2017	—	—
	—	—	—	—	26,951 (2)	117,506
	—	—	—	—	15,328 (3)	66,830
	—	—	—	—	13,423 (4)	58,524
	—	—	—	—	13,476 (5)	58,755
	—	—	—	—	11,497 (6)	50,127

Edwin D. Johnson	166,666	83,334	3.81	7/6/2020	—	—
	—	175,000	4.00	12/5/2022	—	—
	—	—	—	—	25,844 (2)	112,680
	—	—	—	—	14,700 (3)	64,092
	—	—	—	—	12,923 (5)	56,344
	—	—	—	—	11,025 (6)	48,069

Edmond R. Coletta	2,000	—	13.00	7/6/2016	—	—
	1,000	—	11.01	7/23/2017	—	—
	20,000	—	13.78	12/13/2017	—	—
	20,000	—	4.72	3/4/2020	—	—
	—	90,000	4.00	12/5/2022	—	—
	—	—	—	—	11,060 (2)	48,222
	—	—	—	—	3,806 (3)	16,594
	—	—	—	—	3,334 (4)	14,536
	—	—	—	—	5,531 (5)	24,115
	—	—	—	—	2,855 (6)	12,448

David L. Schmitt	15,000	—	$15.60	5/31/2016	—	—
	—	—	—	—	11,060 (2)	48,222
	—	—	—	—	5,710 (3)	24,896
	—	—	—	—	5,000 (4)	21,800
	—	—	—	—	5,531 (5)	24,115
	—	—	—	—	4,283 (6)	18,674

Christopher B. Heald	1,800	—	13.00	7/6/2016	—	—
	500	—	11.01	7/23/2017	—	—
	—	20,000	4.38	1/23/2023	—	—
	—	—	—	—	2,614 (2)	11,397
	—	—	—	—	1,487 (3)	6,483
	—	—	—	—	1,303 (4)	5,681
	—	—	—	—	1,308 (5)	5,703
	—	—	—	—	1,116 (6)	4,866

(1)	The options vest in equal, annual installments over a three or four year period, beginning on the date of grant or the first anniversary of the date of grant.

(2)	Represents restricted stock units granted on May 30, 2012. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(3)	Represents restricted stock units granted on June 14, 2011. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)	Represents restricted stock units granted on June 10, 2010. Restricted stock units vest in equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

(5)	Represents performance based restricted stock units granted on May 30, 2012. Performance stock units are subject to vesting based on our attainment of a targeted return on net assets for fiscal 2015 and are shown here assuming 50% attainment of the underlying performance metrics.

(6)	Represents performance based restricted stock units granted on June 14, 2011. Performance stock units are subject to vesting based on our attainment of a targeted return on net assets for fiscal 2014 and are shown here assuming 50% attainment of the underlying performance metrics.

Stock Award Vesting During Fiscal 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)
John W. Casella	38,952	205,898

Edwin D. Johnson	7,349	38,509

Edmond R. Coletta	8,901	47,078

David L. Schmitt	12,619	66,771

Christopher B. Heald	2,339	12,416

Paul A. Larkin (2)	90,769	423,930

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us, if applicable, for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

(2)	Pursuant to Mr. Larkin’s separation agreement, and consistent with the terms of his employment agreement with us, all unvested equity held by Mr. Larkin at the time of his separation vested in full.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have employment agreements with Messrs. John Casella, Johnson, Coletta and Schmitt, which we entered into as follows: Mr. Casella: December 8, 1999; Mr. Johnson: July 6, 2010; Mr. Coletta: September 1, 2012; and Mr. Schmitt: May 31, 2006. In addition, we entered into an employment agreement with Mr. Larkin on January 9, 2008, which was terminated in November 2012 in connection with Mr. Larkin’s cessation of employment and our subsequent entry into a separation agreement with Mr. Larkin that is described in “Severance and Change of Control Benefits” above. Each of Messrs. Casella’s and Johnson’s employment agreement had an initial term of three years and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Each of Messrs. Schmitt’s and Coletta’s employment agreement has an initial term of one year and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. In December 2008, we amended our employment agreements with Messrs. Casella and Schmitt to document compliance with, and, as applicable, exemption from, Section 409A of the Code.

Pursuant to the terms of their employment agreements, each of Messrs. Casella, Johnson, Coletta and Schmitt is entitled to a specified annual base salary, subject to adjustment as set forth in the agreement, an annual bonus consisting of cash, stock awards or a combination of cash and stock awards, in an amount determined by the Compensation Committee prior to the conclusion of each fiscal year, and a severance package upon the termination of employment. We have agreed to use our best efforts to assure that Mr. John Casella is elected to our Board for the duration of his term of employment.

Pursuant to their employment agreements, in fiscal 2013, the annual base salary of Mr. Casella was $366,785, the annual base salary of Mr. Johnson was $300,000 (which salary was increased to $350,000 in December 2012 in connection with his promotion to President and Chief Operating Officer), the annual base salary of Mr. Coletta was $180,000 (which salary was increased to $240,000 in December 2012 in connection with his promotion to Senior Vice President and Chief Financial Officer) and the annual base salary of Mr. Schmitt was $242,800.

Mr. Casella also agreed not to compete with us for a period of two years after the termination of his employment within 300 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees. Each of Messrs. Johnson, Coletta and Schmitt has agreed not to compete with us for a period of one year after the termination of his employment within 100 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees. In the event that Mr. Casella terminates his employment voluntarily and is not entitled to severance, the non-compete provisions of his agreement would not apply unless we continue to pay his base salary and any termination benefits or payments required under his agreement.

In the event Mr. Casella’s employment is terminated by us other than for cause (as defined below), he will be entitled to payment of an amount equal to (a) three times the sum of (i) his highest annual base salary paid under the agreement and (ii) the higher of the most recent bonus paid to him under his agreement or 50% of his base salary immediately prior to such termination, plus (b) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, Mr. Casella will continue to receive healthcare and other benefits for a period of three years from the date of termination, and any stock options or equity grants issued by us to him will become exercisable in full upon termination without cause. In the event that Mr. Casella terminates his employment with us for good reason or qualified good reason (as defined below), he will receive the maximum payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Johnson’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) two times the sum of his highest annual base salary at any time prior to such termination and 85% of his highest base salary at any time prior to such termination and (b) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, Mr. Johnson will continue to receive healthcare and other benefits for a period of two years from the date of termination. Any stock options or equity grants issued by us to Mr. Johnson will become exercisable in full upon termination without cause. In the event that Mr. Johnson terminates his employment with us for good reason, defined as the assignment of any duties inconsistent with his status as President and Chief Operating Officer, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or a material diminution in his compensation, Mr. Johnson will receive the maximum payments and benefits described in the preceding three sentences and an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Coletta’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of 12 months of the highest base salary paid to Mr. Coletta prior to his termination and 75% of his base salary immediately prior to such termination and (b) an amount in cash equal to any accrued but unpaid base salary, bonus and vacation pay. Any stock options or equity grants issued by us to Mr. Coletta will become exercisable in full upon termination without cause. In the event that Mr. Coletta terminates his employment for good reason, he will be entitled to receive the severance payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments.

In the event Mr. Schmitt’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of 12 months of the highest base salary paid to Mr. Schmitt prior to his termination and 60% of his base salary immediately prior to such termination and (b) an amount in cash equal to any accrued but unpaid base salary, bonus and vacation pay. Any stock options or equity grants issued by us to Mr. Schmitt will become exercisable in full upon termination without cause. In the event that Mr. Schmitt terminates his employment for good reason, he will be entitled to receive the severance payments described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code payable in connection with the severance payments

For purposes of each agreement discussed above, “cause” means the discharge of the employee resulting from (a) a conviction of a crime involving us; (b) an act or omission which has a material adverse effect on us; (c) fraud, misappropriation or embezzlement; or (d) the breach of confidentiality, non-competition or other material obligations by the employee. For the purposes of the employment agreement of Mr. Casella discussed above, “good reason” means the occurrence of (a) a change of control, accompanied by, or followed within the 12-month period after a change of control by (b) (i) the assignment to the employee of any duties inconsistent with his status prior to the change of control or which require travel significantly more time-consuming than that required at commencement of the agreement, or (ii) a material adverse alteration in the nature or status of the employee’s responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or (iii) a material diminution in the employee’s compensation. For the purposes of the employment agreements of Mr. Casella discussed above, “qualified good reason” means the occurrence of one of the events under clause (b)(i), (ii) or (iii) of the preceding definition of good reason.

The severance benefits described above were extended to Mr. Casella as an inducement to his decision to continue to remain employed by us and, in the case of Messrs. Johnson, Coletta and Schmitt, as an inducement to accept employment with us. At the time each of such agreements was entered into, our Board considered a number of factors, including severance arrangements offered by comparable companies, the importance of the respective employee to our ongoing success and the benefits of receiving a non-competition and non-solicitation covenant from the respective employee in exchange for the agreed severance. The Compensation Committee considers the severance benefits to be separate from the compensation payable to employees for their ongoing services and accordingly does not consider the value of the severance package when setting current compensation.

Summary of Potential Payments Upon Termination or Change of Control as of April 30, 2013

The following table quantifies the amounts that would be payable to our named executive officers upon termination of their employment under the circumstances described above under “Employment Agreements.” We calculated the amounts shown based upon each such named executive officer’s employment agreement described above and upon the hypothetical assumption that we terminated each named executive officer effective April 30, 2013.

	Termination without Cause
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of Options with Accelerated Vesting ($)	Value of Stock with Accelerated Vesting ($)

John W. Casella	1,650,533	77,268	—	628,248

Edwin D. Johnson	1,295,000	36,572	108,834	546,341

Edmond R. Coletta	420,000	17,269	32,400	213,147

David L. Schmitt	388,480	17,269	—	247,384

Christopher B. Heald	—	—	—	—

	Immediately upon a Change of Control		Termination for Good Reason
Name	Value of Options with Accelerated Vesting ($) (3)	Value of Stock with Accelerated Vesting ($)	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of Options with Accelerated Vesting ($) (3)	Tax Reimbursement ($)	Value of Stock with Accelerated Vesting ($)

John W. Casella	—	628,248	1,650,533	77,268	—	1,196,967	628,248

Edwin D. Johnson	108,834	546,341	1,295,000	36,572	108,834	1,054,811	546,341

Edmond R. Coletta	32,400	213,147	420,000	17,269	32,400	314,559	213,147

David L. Schmitt	—	247,384	388,480	17,269	—	—	247,384

Christopher B. Heald	—	—	—	—	—	—	—

(1)	The amounts in this column reflect a lump sum payment, as described above, equal to a multiple of annual base salary in effect on April 30, 2013, and a bonus or other amount equal to a percentage of the base salary for each named executive officer in accordance with the terms of his respective employment agreement.

(2)	The amounts in this column reflect payments for monthly COBRA premiums for continued health and dental coverage as well as payments for life insurance and disability insurance premiums as of April 30, 2013. For Mr. Casella, payment of these benefits will continue for a period of three years, for each of Messrs. Coletta and Schmitt, a period of one year and for Mr. Johnson, a period of two years from the date of termination.

(3)	The amounts in this column are calculated based on the difference between $4.36, the closing market price per share of our common stock on April 30, 2013, and the exercise price per share for the options subject to accelerated vesting.

Director Compensation

We compensate our directors who are not our employees or employees of our subsidiaries. Accordingly, Mr. John Casella, who serves as our Chief Executive Officer, and Mr. Douglas Casella, who serves as Vice Chairman of our Board and President of Casella Waste Management, Inc., our wholly owned subsidiary, do not receive any additional compensation for their service as directors.

The Compensation Committee periodically reviews the compensation of our non-employee directors. We seek to attract exceptional talent to our Board and therefore, our policy is to compensate our directors competitively relative to comparable companies. Our Board believes that it is appropriate for the chairs and members of the committees of our Board to receive additional compensation for their services in those positions.

Cash Compensation

In fiscal 2013, our non-employee directors were entitled to receive cash fees in consideration of their Board service as follows:

• Quarterly retainer fee for service on our Board	$6,250
• Additional retainer fee for each meeting of our Board attended in person	$1,500
• Additional retainer fee for each meeting of our Board attended telephonically	$1,000
• Additional retainer fee for each meeting of a committee of our Board attended in person	$1,000
• Additional retainer fee for each meeting of a committee of our Board attended telephonically	$500
• Additional annual retainer fee for service as Audit Committee Chair	$15,000
• Additional annual retainer fee for service as Compensation Committee Chair	$5,000
• Additional annual retainer fee for service as Nominations and Governance Committee Chair	$5,000
• Additional quarterly retainer fee for service as Lead Director	$18,750

Our non-employee directors are entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings of committees on which he or she serves.

Equity Compensation

Each new non-employee director receives shares of restricted Class A common stock on the date of such director’s initial election to our Board having a value on the date of grant of $50,000, which vest in three equal annual installments over the three year period following the date of grant. Each incumbent non-employee director, other than non-employee directors who were initially elected to our Board at an annual meeting of stockholders or at any time after the prior year’s annual meeting of stockholders, receives at each annual meeting of stockholders an additional grant of shares of restricted Class A common stock having a value on the date of grant of approximately $50,000, which vest in three equal annual installments over a three year period beginning on the first anniversary of the date of grant. Our Board adopted certain stock ownership guidelines for its non-employee directors as described above.

The following table provides compensation information for fiscal 2013 for each of our non-employee directors. Messrs. John Casella and Douglas Casella are officers of Casella Waste Systems, Inc. and do not receive any compensation for serving as directors or for attending meetings of our Board or its committees.

Non-Employee Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)

Michael K. Burke	40,500	49,997	90,497

James F. Callahan, Jr.	62,000	49,997	111,997

John F. Chapple III	43,500	49,997	93,497

Joseph G. Doody	41,000	49,997	90,997

James P. McManus	45,000	49,997	94,997

Emily Nagle Green.	31,323	49,999	81,322

Gregory B. Peters	132,500	49,997	182,497

(1)	Amounts shown in this column reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 of awards, granted in fiscal 2013 under our 2006 Stock Incentive Plan for service on our Board. Restricted stock awards were granted at the fair market value as of the date of the grant, based upon the last reported sale price of our Class A common stock on the NASDAQ Stock Market. The restricted stock awards vest in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. The individual restricted stock awards reflected in the compensation table above are summarized below.

Name	Grant Date	Number of Shares of Restricted Stock Granted in Fiscal 2013 (#)	Grant Date Fair Value of Awards Granted in Fiscal 2013 ($)

Michael K. Burke	10/9/2012	11,520	49,997

James F. Callahan, Jr.	10/9/2012	11,520	49,997

John F. Chapple III	10/9/2012	11,520	49,997

Joseph G. Doody	10/9/2012	11,520	49,997

James P. McManus	10/9/2012	11,520	49,997

Emily Nagle Green	6/21/2012	9,560	49,999

Gregory B. Peters	10/9/2012	11,520	49,997

(2)	As of April 30, 2013, our non-employee directors held the following aggregate number of shares under outstanding equity awards:

Name	Aggregate Stock Awards (#)	Aggregate Number of Shares Underlying Option Awards (#)

Michael K. Burke	30,491	7,500

James F. Callahan, Jr.	30,491	30,000

John F. Chapple III	30,491	37,500

Joseph G. Doody	30,491	30,000

James P. McManus	30,491	22,500

Emily Nagle Green	9,560	—

Gregory B. Peters	30,491	37,500

We have entered into or engaged in certain transactions with our directors or affiliates of our directors. See “Certain Relationships and Related Person Transactions.”

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of July 31, 2013 information regarding the beneficial ownership of our capital voting stock by (a) each person or entity known by us to beneficially own more than 5% of any class of any class of our common stock, (b) our directors and director nominees, (c) our named executive officers, and our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, or SEC. Shares of Class A common stock that an individual has a right to acquire within 60 days after July 31, 2013, including pursuant to options to purchase Class A common stock, Class B common stock convertible into Class A common stock and restricted stock awards subject to vesting, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person or entity holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. As of July 31, 2013, a total of 38,943,857 shares of Class A common stock were outstanding and a total of 988,200 shares of Class B common stock were outstanding. Except as otherwise indicated by footnote, we believe that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

	Class A Common Stock		Class B Common Stock		Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares	% of Class

5% Stockholders

12 West Capital Management LP (2) 90 Park Avenue, 41st Floor New York, NY 10016	3,694,949	9.49%	—	—	7.57%

RMB Capital Management, LLC (3) 115 South LaSalle Street, 34th Floor Chicago, IL 60603	2,552,223	6.55%	—	—	5.23%

Entities Affiliated with BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,447,445	6.28%	—	—	5.01%

Executive Officers and Directors

John W. Casella (5)	1,088,964	2.75%	494,100	50.0%	11.31%

Edwin D. Johnson (6)	406,024	1.04%	—	—	*

Edmond R. Coletta (7)	119,261	*	—	—	*

David L. Schmitt (8)	65,140	*	—	—	*

Christopher B. Heald (9)	47,906	*	—	—	*

Paul A. Larkin (10)	39,903	*	—	—	*

Michael K. Burke (11)	65,292	*	—	—	*

James F. Callahan, Jr. (12)	155,750	*	—	—	*

Douglas R. Casella (13)	1,297,279	3.28%	494,100	50.0%	11.74%

John F. Chapple III (14)	91,750	*	—	—	*

Joseph Doody (15)	83,250	*	—	—	*

James P. McManus (16)	75,750	*	—	—	*

Emily Nagle Green (17)	9,560	*	—	—	*

Gregory B. Peters (18)	110,434	*	—	—	*

Executive officers and directors as a group (13 people) (19)	3,616,360	8.90%	988,200	100.0%	25.27%

*	Represents less than 1% of the outstanding shares of the respective class of our voting stock and/or less than 1% of total ownership of equity securities.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Combined, the Class A common stock (38,943,857 votes) and the Class B common stock (9,882,000 votes) entitle their holders to an aggregate of 48,825,857 votes as of July 31, 2013. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(2)	We obtained information regarding beneficial ownership of these shares solely from a Form 13F filed with the SEC by 12 West Capital Management LP on May 15, 2013.

(3)	We obtained information regarding beneficial ownership of these shares solely from a Form 13F filed with the SEC by RMB Capital Management, LLC on August 12, 2013.

(4)	Consists of (a) 982,180 shares of Class A common stock held by BlackRock Fund Advisors, (b) 1,319,275 shares of Class A common stock held by BlackRock Institutional Trust Company, N.A., (c) 23,934 shares of Class A common stock held by BlackRock Advisors, LLC and (d) 122,056 shares of Class A common stock held by BlackRock Investment Management, LLC. Each of BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Advisors, LLC and BlackRock Investment Management, LLC is a subsidiary of BlackRock, Inc. However, BlackRock, Inc. does not exercise, and therefore disclaims investment discretion, with respect to any securities positions over which BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Advisors, LLC and BlackRock Investment Management, LLC exercise such discretion. We obtained information regarding beneficial ownership of these shares solely from Forms 13F filed with the SEC by each of BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Advisors, LLC and BlackRock Investment Management, LLC on April 18, 2013.

(5)	Consists of (a) 398,924 shares of Class A common stock, (b) 104,000 shares of Class A common stock issuable to Mr. Casella pursuant to options exercisable within 60 days of July 31, 2013, (c) 91,246 shares of Class A common stock held by a trust of which Mr. Casella serves as trustee, (d) 694 shares of Class A common stock held by Mr. Casella’s spouse and (e) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(6)	Consists of (a) 156,024 shares of Class A common stock and (b) 250,000 shares of Class A common stock issuable to Mr. Johnson pursuant to options exercisable within 60 days of July 31, 2013.

(7)	Consists of (a) 76,261 shares of Class A common stock and (b) 43,000 shares of Class A common stock issuable to Mr. Coletta pursuant to options exercisable within 60 days of July 31, 2013.

(8)	Consists of (a) 50,140 shares of Class A common stock and (b) 15,000 shares of Class A common stock issuable to Mr. Schmitt pursuant to options exercisable within 60 days of July 31, 2013.

(9)	Consists of (a) 45,606 shares of Class A common stock and (b) 2,300 shares of Class A common stock issuable to Mr. Heald pursuant to options exercisable within 60 days of July 31, 2013.

(10)	We obtained information regarding beneficial ownership of these shares solely from information provided to us by Mr. Larkin.

(11)	Consists of (a) 57,792 shares of Class A common stock and (b) 7,500 shares of Class A common stock issuable to Mr. Burke pursuant to options exercisable within 60 days of July 31, 2013.

(12)	Consists of (a) 118,250 shares of Class A common stock, (b) 30,000 shares of Class A common stock issuable to Mr. Callahan pursuant to options exercisable within 60 days of July 31, 2013 and (c) 7,500 shares of Class A common stock held by the James F. Callahan, Jr. 1998 Trust, of which Mr. Callahan and his spouse are trustees.

(13)	Consists of (a) 673,497 shares of Class A common stock, (b) 104,000 shares of Class A common stock issuable to Mr. Casella pursuant to options exercisable within 60 days of July 31, 2013, (c) 25,682 shares of Class A common stock held in trust for the benefit of Mr. Casella’s children and (d) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(14)	Consists of (a) 54,250 shares of Class A common stock and (b) 37,500 shares of Class A common stock issuable to Mr. Chapple pursuant to options exercisable within 60 days of July 31, 2013.

(15)	Consists of (a) 53,250 shares of Class A common stock and (b) 30,000 shares of Class A common stock issuable to Mr. Doody pursuant to options exercisable within 60 days of July 31, 2013.

(16)	Consists of (a) 53,250 shares of Class A common stock and (b) 22,500 shares of Class A common stock issuable to Mr. McManus pursuant to options exercisable within 60 days of July 31, 2013.

(17)	Consists of 9,560 shares of Class A common stock.

(18)	Consists of (a) 72,934 shares of Class A common stock and (b) 37,500 shares of Class A common stock issuable to Mr. Peters pursuant to options exercisable within 60 days of July 31, 2013.

(19)	Consists of (a) 1,944,860 shares of Class A common stock, (b) 683,300 shares of Class A common stock issuable pursuant to options exercisable within 60 days of July 31, 2013 and (c) 988,200 shares of Class A common stock issuable upon the conversion of Class B common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of reports filed pursuant to Section 16(a) and representations made by persons required to file such reports, we believe that during fiscal 2013, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), with the exception of late Forms 4 reporting: the grant of stock options to Messrs. Johnson and Coletta, filed with the SEC on December 12, 2012; the purchase of shares of Class A common stock by Mr. Johnson, filed with the SEC on October 9, 2012; the grant of restricted stock to Ms. Nagle Green, filed with the SEC on July 2, 2012; the grant of restricted stock to Messrs. John Casella, Johnson, Larkin and Schmitt, filed with the SEC on June 4, 2012, and a late Form 3 reporting the initial beneficial ownership of Ms. Nagle Green, filed with the SEC on July 2, 2012.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. Our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Michael K. Burke, James F. Callahan, Jr. and Douglas R. Casella, each with a term ending at the 2013 Annual Meeting;

•	Class II is comprised of Joseph G. Doody, Emily Nagle Green and Gregory B. Peters, each with a term ending at the 2014 Annual Meeting; and

•	Class III is comprised of John W. Casella, John F. Chapple III and James P. McManus, each with a term ending at the 2015 Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Burke, Callahan and Douglas Casella are current directors whose terms expire at the Annual Meeting. Messrs. Burke, Callahan and Douglas Casella are each nominated for re-election as a Class I director, with a term ending in 2016.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2016, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for all or any of the nominees may so indicate on their proxy. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board.

A plurality of the combined voting power of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote “FOR” the election of Michael K. Burke, James F. Callahan, Jr. and Douglas R. Casella as Class I directors.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 19, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2013. At our 2011 Annual Meeting of Stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Board determined to hold an annual vote on the matter.

As we describe in the “Compensation Discussion and Analysis,” we maintain an executive compensation program that consists almost entirely of base salary, an annual cash incentive bonus and annual equity awards. These elements of compensation have been selected by the Compensation Committee because it believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate and retain qualified and talented executives, who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of the Compensation Committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our programs do not encourage excessive risk-taking by management. Annual compensation decisions for executive officers are made by our compensation committee based on the achievement of specified performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Casella Waste Systems, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Casella Waste Systems, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, the Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers. If your shares are held by your broker, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee appointed McGladrey LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2014. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

McGladrey LLP has no direct or indirect material financial interest in Casella Waste Systems, Inc. or its subsidiaries. Representatives of McGladrey LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on their firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

McGladrey LLP served as our independent auditors for fiscal 2013 and fiscal 2012. A summary of the fees we paid to McGladrey LLP in fiscal 2013 and fiscal 2012 is set forth in the table below.

	Fiscal Year	Audit Fees (1)	Audit Related Fees (2)	Tax Fees	Total Fees
McGladrey LLP	2013	$1,180,459	$20,320	$4,000	$1,204,779
McGladrey LLP	2012	$1,009,816	$19,571	—	$1,029,387

(1)	Audit fees consist of professional fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. This amount includes reimbursement of out of pocket costs in fiscal 2013 and fiscal 2012 of $78,857 and $81,786, respectively.

(2)	Audit related fees consist of fees for the audit of our 401(k) benefit plan. This amount includes reimbursement of out of pocket costs in fiscal 2013 and 2012 of $2,553 and $2,576, respectively.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditors. This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee pre-approved 100% of the audit and non-audit services performed by our independent auditors in fiscal 2013. No services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the ratification of the appointment of McGladrey LLP as our auditors for fiscal 2014. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of McGladrey LLP as our independent auditors. If our stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain McGladrey LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Casella Waste Systems, Inc. and its stockholders.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the ratification of the appointment of McGladrey LLP as our independent auditors for fiscal 2014 by voting “FOR” Proposal 3.

PROPOSAL 4 — STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Description of Proposal

We expect the following proposal to be presented by a stockholder at the Annual Meeting. The address and share holdings of the stockholder proponent will be supplied upon request.

Resolution Proposed by Stockholder

Proposal to Repeal Classified Board

RESOLVED, that shareholders of Casella Waste Systems, Inc. (the “Company”) urge the Board to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting of stockholders held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting of stockholders held in 2014 from completing the term for which such director was elected.

Proponent’s Supporting Statement

The proponent of this resolution is Bourgeon Partners, L.P.

The stockholder proponent believes the election of directors is the most powerful way that shareholders influence the strategic direction of a public company. Currently, the Board is divided into three classes serving staggered three-year terms. The stockholder proponent believes that the classification of the Board is not in the best interests of the company and its shareholders because it reduces accountability and is an unnecessary anti-takeover device. The stockholder proponent also believes that a classified board structure only serves to entrench the current Board and, in turn, the management that the Board appoints. The resolution urges the Board to facilitate a declassification of the Board. The elimination of the staggered Board would require each director to stand for election annually and would enable shareholders to register their views on the performance of all directors at each annual meeting. The stockholder proponent believes that such annual accountability would serve to keep directors closely focused on the performance of top executives, improving the Company’s operational and financial performance and on maximizing shareholder value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000-2012.

According to Harvard’s Shareholder Rights Project (“SRP”), during 2012 alone, 38 of 40 proposals to declassify the board of directors and S&P 500 companies were passed (95%). These 38 successful proposals were approved with average support of 82% of votes cast. SRP notes that similar trends are emerging in 2013.

Please vote for this proposal to make directors more accountable to shareholders. As the owners of the Company, shareholders should have the right to decide if they want to elect directors yearly.

Our Response — Statement in Opposition to Stockholder Proposal

Our Board carefully considered the above proposal, and believes that it is not in the best interest of our stockholders. Consequently, our Board recommends that the stockholders vote AGAINST the stockholder proposal for the following reasons:

Protection Against Certain Takeovers. Our classified board structure protects our stockholders by encouraging persons or firms making unsolicited takeover bids to negotiate directly with our Board, and better positions our Board to negotiate effectively on behalf of our stockholders to realize the greatest possible stockholder value. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority of our directors with its own nominees at a single annual meeting of stockholders, thereby gaining control of the company and its assets without paying fair market value to its stockholders. A classified board does not preclude a takeover, but rather provides our Board the time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offer(s), consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process, and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of our Board. Our Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of our company and our stockholders. Elimination of the classified board structure would make it more difficult for our independent, stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Independence. Electing a director to a three-year term enhances the independence of a non-employee director by providing him or her with a longer term of office. This longer term provides enhanced independence from management or from special interest groups who may have an agenda contrary to the long-term interests of all stockholders. As a result, independent directors are able to make decisions that are in the best interest of the company and our stockholders without having to consider annual elections.

Stability and Continuity. Our Board is structured into classes to provide board stability, continuity and independence, while also enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on our Board who are familiar with our business, services, markets, opportunities and challenges. A classified board of directors also benefits our company and our stockholders because it helps attract and retain highly qualified director candidates who are willing to make long-term commitments of the time and resources necessary to understand our company, its operations and its competitive environment. This commitment is critical to achieve our strategic goals and one best fulfilled by a stable and continuous Board.

Accountability to Stockholders. Our Board is divided into three classes that serve staggered three-year terms. Directors elected to three-year terms are equally accountable to our stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the company and our stockholders regardless of their term.

Stockholder approval of this proposal would not by itself declassify our Board. Under our Certificate of Incorporation and By-laws, to change the class structure of our Board, our Board must first authorize amendments to our Certificate of Incorporation and By-laws. Stockholders would then have to approve those amendments to our certificate of incorporation with an affirmative vote of shares representing at least 75% of the votes that all holders of our Class A common stock and our Class B common stock would be entitled to cast at any election of directors or class of directors (other than the election of the Class A Director).

After careful consideration of this proposal, our Board determined that retention of a classified board structure remains in the short- and long-term best interests of our company and our stockholders. Our Board believes that a classified board structure is designed to protect the interests of all stockholders and does not compromise director accountability.

BOARD RECOMMENDATION

Our Board unanimously recommends a vote “AGAINST” the proposal to declassify our Board and provide for annual election of directors.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Any proposal that a stockholder intends to present at the 2014 Annual Meeting of Stockholders must be submitted to the attention of the Corporate Secretary at our offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than April 28, 2014 and must otherwise meet the requirements for any such proposal as set forth in our by-laws in order to be considered for inclusion in the proxy statement relating to the 2014 Annual Meeting of Stockholders.

If a stockholder wishes to present a proposal before the 2014 Annual Meeting of Stockholders but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must give notice of the proposal to our Corporate Secretary at our principal offices and must otherwise meet the requirements for any such proposal as set forth in our by-laws. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received by July 18, 2014, but not before June 18, 2014, which is not less than 90 days nor more than 120 days prior to the anniversary date of the Annual Meeting. If a stockholder who wished to present a proposal before the 2014 Annual Meeting of Stockholders fails to notify us by the required date, the proxies that our Board solicits for the 2014 Annual Meeting of Stockholders will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, 1-802-775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Our 2013 Annual Report is available at www.casella.com under the section entitled “Financial Information.” Stockholders may request a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2013 filed with the Securities and Exchange Commission (without exhibits) free of charge upon written request to: Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, VT 05701.

OTHER MATTERS

Our Board knows of no other business which will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

PRELIMINARY SAMPLE PROXY CARD

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on October 15, 2013.

Vote by Internet • Go to www.investorvote.com/CWST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals

The Board of Directors recommends that you vote FOR each of the director nominees. 1. To elect the following nominees as Class I directors of the Company:									+
	For	Withhold		For	Withhold		For	Withhold
01 - Michael K. Burke	☐	☐	02 - James F. Callahan Jr.	☐	☐	03 - Douglas R. Casella	☐	☐

The Board of Directors recommends that you vote FOR Proposal 2.		For	Against	Abstain

2.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.	☐	☐	☐

The Board of Directors recommends that you vote FOR Proposal 3.

3.	To ratify the appointment of McGladrey LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST Proposal 4.

4.	To act on a stockholder proposal to declassify the Board of Directors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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PRELIMINARY SAMPLE PROXY CARD

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CASELLA WASTE SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, OCTOBER 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASELLA WASTE SYSTEMS, INC.

The undersigned, having received notice of the Annual Meeting of Stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and David L. Schmitt (each with full power of substitution), as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Casella Waste Systems, Inc. (the “Company”), to be held on Wednesday, October 16, 2013, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock and Class B common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

IF YOU HAVE NOT VOTED VIA TELEPHONE OR INTERNET, PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.